EXHIBIT V

                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                            AND SUBSIDIARY COMPANIES
                              ADDITIONAL EXHIBITS

    A supplemental Consolidated Statement of Operations schedule has been provided for informational purposes only, to exclude the effects of the pre-tax charge of $663 million which covered work force and asset reductions ($626 million) and a software writedown ($37 million), as well as a pre-tax gain of $175 million due to settlement of certain contractual obligations resulting from the 1994 sale of the Federal Systems Company (FSC) recorded in the fourth quarter of 1995. The 1995 results also exclude the effects of the third quarter charge of $1,840 million associated with the Lotus Development Corp. acquisition. The 1994 results exclude the effects of the FSC sale and a change in software amortization periods adopted in the first quarter of 1994. This supplemental statement is shown in Exhibit V(a).

    The Lotus Development Corp. charge is discussed on pages 47 to 48 of IBM's 1995 Annual Report to Stockholders. The sale of FSC is discussed on page 48, while the software change is discussed on page 40.